Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on this __ day of March 30, 2019 by and between BIOHAVEN PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and WILLIAM JONES, JR., an individual resident of the Commonwealth of Pennsylvania (the "Executive").

WHEREAS, the Company is an indirect subsidiary of Biohaven Pharmaceutical Holding Company Ltd., a limited company formed under the laws of the Territory of the British Virgin Islands (the “Parent”);

WHEREAS, the Parent, the Company and Executive desire to enter into this Agreement pursuant to which the Company will employ Executive, for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. EMPLOYMENT BY THE COMPANY.
(a) EMPLOYMENT AND DUTIES. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, in the capacity of Chief Commercial Officer, Migraine and Common Diseases of the Company, in accordance with the terms and conditions hereinafter set forth. During the Term (as defined below), Executive will report to the Chief Executive Officer of the Company (the "CEO") and agrees that he will devote time, attention and skills to the operation of the Business (as defined below) of the Company and that he will perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Executive by the CEO. These duties shall include, but shall not be limited to, responsibility for the Company's commercial launch, planning, implementation, management, developing strategies for sustainable value creation, implementing and monitoring effective internal control systems ensuring relevant and useful internal and external business development, networks, sales and reporting, and perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Executive by the CEO. For purposes of this Agreement, the "Business" of the Company shall be defined as the development and commercialization of migraine and common disease drug candidates and related technology-based products. Executive has disclosed to the Company that he is bound by the terms of an agreement with a previous employer or other party which could limit his abilities to perform his duties and obligations hereunder, and to the knowledge of Executive, Executive represents that his employment with the Company will not violate any noncompetition provisions contained in such agreements.

(b) TERM. The term of Executive’s employment under this Agreement shall commence on April 1, 2019 (the “Effective Date”) and shall continue until the Company or Executive terminates his employment under this Agreement, as set forth in Section 6(d) (the

"Term"); provided, however, if Executive does not commence employment by the Effective Date, this Agreement shall become null and void.
2. COMPENSATION. In consideration of all the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits. It is further understood that the Company shall have the right to deduct or withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

(a) BASE SALARY. The Executive shall be paid an annual base salary rate of Four Hundred Sixty Thousand Dollars ($460,000) (the “Base Salary”), which Base Salary shall be subject to an annual increase to the prior year's Base Salary; provided, however, that in no event shall such annual increase be less than cost of living increase. The applicable Base Salary will be paid in equal installments not less frequently than bi-monthly in accordance with the Company's salary payment practices in effect from time to time for senior executives of the Company.

(b) SIGN ON BONUS. In consideration of Executive executing this Agreement and in recognition of the other opportunities that executive is foregoing, on the Effective Date, the Company shall pay Executive a one-time cash bonus of Six Hundred Sixty Thousand Dollars ($660,000.00) (the “Signing Bonus”). In the event that Executive’s employment is terminated by Executive without Good Reason (as defined below), or by the Company with Just Cause (as defined below), prior to the first anniversary of the Effective Date, Executive shall repay the Signing Bonus in full to the Company within two weeks of the termination of his employment.

(c) BONUS PAYMENT. In addition to the Base Salary then in effect, Executive shall be eligible to receive a bonus payment (the "Bonus Payment") with a target of fifty percent (50%) of the applicable year's Base Salary (the "Target Bonus"), with the actual Bonus Payment based upon Executive achieving annual performance objectives established in advance by the CEO (except as provided below). The Bonus Payment will be paid in cash in accordance with the Company's bonus payment practices in effect from time to time for senior executives of the Company, but no later than February 1 of the calendar year immediately following the calendar year for which the bonus is being measured. The CEO shall review Executive's Target Bonus annually and may, with the approval by the sole discretion of the Board, increase the Target Bonus based upon the Company's and Executive's performance. In the event of less than a full year’s employment, the Bonus Payment shall be prorated. The Company agrees that Executive will be entitled to a minimum Bonus Payment for fiscal years 2019 and 2020 that is at least equal to the Target Bonus. Executive shall have the opportunity to exceed the Target Bonus depending upon performance and at the recommendation of the CEO and the discretion of the Board of Directors of the Company (the “Board”).

(d) EQUITY. On the Effective Date, Executive shall receive a ten-year option to purchase 80,000 common shares of the Parent which option has been approved by the board of directors of the Parent on March 22, 2019. The option shall: (i) have an exercise price that is equal to the closing price of a share of Parent on the Effective Date: (ii) be one-third (1/3) vested on the Effective Date, with an additional one-third (1/3) becoming vesting on each of the first two anniversaries of the Effective Date (and as provided below); and (iii) shall otherwise be governed by the Parent's 2017 Equity Incentive Plan and an award agreement consistent with this

Agreement. During the Term (beginning with the 2019 fiscal year), Executive shall be considered for additional long-term equity incentive awards that are made at the discretion of the Board, in each case at a level, and on terms and conditions, that are (i) commensurate with his positions and responsibilities at the Company; and (ii) appropriate in light of corresponding awards to other senior executives of the Company.

(e) FRINGE BENEFITS. The Executive shall be entitled to participate in those employee benefit plans that the Company may make generally available to its similarly-situated employees, provided that he otherwise meets the eligibility requirements of those plans. Executive will be able to participate in the Company’s 401K plan with a Company contribution representing a 100% match of up to 4% of the employee contribution. In addition, Executive will receive an automobile allowance of One Thousand Dollars ($1,000.00) per month during the Term.

(f) EXPENSES. Executive shall be entitled to be reimbursed by the Company for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder, including all necessary continuing education and certification costs and related expenses; provided, however, that Executive has obtained the Company's prior written approval of such expenses and has complied with all policies and procedures related to the reimbursement of such expenses as shall, from time to time, be established by the Company. The Company shall also promptly pay Executive’s legal counsel for one-half (1/2) of his attorney fees incurred by him in connection with the negotiation and documentation of these arrangements, up to a maximum of $6,000. For the avoidance of doubt, to the extent that any reimbursements payable to Executive under this subsection 2(e) are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(g) VACATIONS AND SICK LEAVE. Executive shall be entitled to participate in the Company’s flexible paid vacation policy to be taken in accordance with the Company's vacation policy in effect from time to time and at such time or times as may be mutually agreed upon by the Executive and his supervisor. The Company also has nine (9) paid Company holidays; seven (7) standard holidays plus two (2) optional holidays to be taken at Executive’s discretion. Executive shall also be entitled to sick leave according to the sick leave policy which the Company many adopt from time to time.

(h) LIVING EXPENSES. Executive shall be entitled to reasonable living expenses in the New Haven area, and reasonable commuting expenses, if employee does not move to Connecticut. These amounts are to be negotiated with and approved by the CEO, and living expenses may be in the form of a local hotel or a local apartment.

3. INDEMNIFICATION.
(a) COMPANY'S OBLIGATION TO INDEMNIFY. To the maximum extent allowable for the law of Delaware and the Bylaws and Certificates of Incorporation of the Company, the Company shall at all times during the Term and thereafter, indemnify and defend and hold Executive harmless from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements as well as attorneys' fees and expenses, personal or otherwise, whether in tort or in contract, law or equity, that Executive may incur by reason of or arising out of any claim, proceeding or investigation made by any third party (together, the "Losses"), and relating to Executive's employment with the Company; provided, however, that the Company's foregoing indemnification obligations shall not apply to Losses incurred by the Company as a result of the Executive's willful misconduct, gross negligence, conviction of a felony (including entry of a plea of nolo contendere) for illegal or criminal behavior or engagement in activities unrelated to or beyond the scope of his employment. Indemnification shall include all costs, including actual attorneys' fees and expenses reasonably incurred in pursuing indemnity claims under or the enforcement of this Agreement, and prompt advancement of expenses incurred in connection with any proceeding or investigation, subject to an undertaking by Executive to repay amounts advanced if he is ultimately determined to not to be entitled to indemnification against such expenses.

(b) EXECUTIVE'S OBLIGATION TO INDEMNIFY. To the maximum extent allowable for the law of Delaware, Executive shall also at all times during the Term and thereafter, indemnify and defend and hold the Company, its founders, owners, directors, officers, employees, advisors, agents, partners, service providers and affiliates harmless from and against all Losses with respect to Executive's willful misconduct, gross negligence, conviction of a felony (including entry of a plea of nolo contendere) for illegal or criminal behavior or engagement in activities unrelated to or beyond the scope of his employment hereunder. Indemnification shall include all costs, including reasonable attorneys' fees and expenses reasonably incurred in pursuing indemnity claims under this Agreement.

4. LIMITATION OF LIABILITY. EXECUTIVE AGREES THAT REGARDLESS OF THE FORM OF ANY CLAIM, EXECUTIVES' SOLE REMEDY AND COMPANY OBLIGATION WITH RESPECT TO ANY CLAIMS MADE RELATED TO OR ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY THIS AGREEMENT, AND IN ALL CASES EXECUTIVE'S REMEDIES SHALL BE ENFORCEABLE ONLY AGAINST THE COMPANY AND NOT TO ASSETS OR PERSONAL AND BUSINESS INTERESTS OF COMPANY FOUNDERS, OTHER SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, PARTNERS AND AFFILIATES. IT IS EXPRESSLY AGREED THAT IN NO EVENT SHALL THE COMPANY’S FOUNDERS, OTHER SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, PARTNERS AND AFFILIATES BE LIABLE FOR PERSONAL, INCIDENTAL, DIRECT, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS REGARDLESS OF WHETHER THE COMPANY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

5. INSURANCE. The Company may secure, in its own name, or otherwise, and at its own expense, life, health, accident and other insurance covering Executive or Executive and others. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations and by signing, as the insured, such applications and other instruments in writing as may be reasonably requires by the insurance companies to which application is made pursuant to such insurance. Executive agrees that he shall have no right, title, or interest in or to any insurance policies or to the proceeds thereof which the Company many so elect to take out or to continue on the Executive's life.
6. TERMINATION OF EMPLOYMENT.
(a) TERMINATION BY THE COMPANY WITHOUT JUST CAUSE, BY VIRTUE OF DEATH OR DISABILITY OF THE EXECUTIVE, OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON.

(i) The Company shall have the right to terminate Executive's employment with the Company pursuant to this Section 6(a) at any time, in accordance with Section 6(d), without Just Cause (as defined in Section 6(c)(ii) below) or by virtue of the Executive's death or Disability (as defined in Section 6(a)(v) below) by giving notice as described in Section 9(a) of this Agreement. Executive shall have the right to terminate his employment for Good Reason in accordance with Section 6(a)(vi).

(ii) If the Company terminates Executive's employment at any time without Just Cause or by virtue of the death or Disability of Executive, or if Executive terminates his employment with the Company for "Good Reason" (as defined in Section 6(a)(vi) below), as soon as such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a "Separation from Service"), then Executive shall be entitled to receive the Accrued Obligations (defined in Section 6(a)(iv) below). If Executive complies with the obligations in Section 6(a)(iii) below, Executive shall also be eligible to receive the following "Severance Benefits":

(1) an amount equal to two (2) times the sum of (a) Executive's then current Base Salary and (b) Executive’s annual Target Bonus (the “Severance Amount”), paid to Executive in substantially equal installments over twenty four (24) months following his Separation from Service (the "Severance Period"), less all applicable withholdings and deductions; provided, however, that each such installment payable before the Release Effective Date (as defined in Section 6(a)(iii) below) shall not be paid until the first payroll following the Release Effective Date.

(2) If Executive timely elects continued coverage under COBRA or, if applicable, state insurance laws, for himself and his covered dependents under the Company's group health plans following such termination, then the Company shall pay the COBRA premiums or, if applicable, premiums for continuation coverage under state insurance laws, necessary to continue Executive's and his covered dependents' health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) eighteen (18) months following the termination date (the "COBRA Severance Period"); (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA or state continuation coverage (or, with respect to his covered dependents, the date they cease to be eligible for COBRA or state continuation coverage) for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the "COBRA Payment Period"). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums or, if applicable, premiums for continuation coverage under state insurance laws, on Executive's behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium or, if applicable, premiums for continuation coverage under state insurance laws, for such month, subject to applicable tax withholding (such amount, the "Special Severance Payment"), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(3) Payment of any earned but unpaid Bonus Payment for any Bonus Year completed prior to Executive’s employment termination date;

(4) Payment, if any, of a pro-rata Bonus for the year that includes the Executive’s termination date, determined and made in the sole discretion of the Board, equal to the actual Bonus Payment (if any) which would have been awarded to Executive if he had remained employed for the applicable performance period, multiplied by a fraction, the numerator of which is the number of days in the year of termination during which Executive was employed, and the denominator of which is 365 and payable at the time bonuses are paid to other similarly situated senior executives, but no later than March 15 of the year following the Executive’s termination date;

(5) Notwithstanding anything to the contrary set forth in any applicable equity incentive plans or award agreements, effective as of Executive's employment termination date, the vesting and exercisability of all unvested stock options and other equity incentive award shall accelerate such that all stock options and other equity awards shall become immediately vested and, if applicable, exercisable by Executive upon such termination and all stock options shall remain exercisable until the earliest of (i) twenty-four months following Executive's termination, (ii) the 10th anniversary of the original date of grant, or (iii) the earliest it would have expired under its original term if employment had continued.

(iii) Executive will be paid all of his Accrued Obligations described in clause (i) of the definition thereof on the Company's first payroll date after Executive's date of termination from employment or earlier if required by law, and all other Accrued Obligations will be paid or provided in accordance with their applicable terms. Executive shall receive the Severance Benefits pursuant to Section 6(a)(ii) or Change in Control Severance Benefits pursuant to Section 6(b)(i) of this Agreement if, by the 60th day following the date of Executive's Separation from Service, he has signed and delivered to the Company a reasonable general release in favor of the Company that (x) does not require Executive to release any claims or rights provided under (or preserved by) this Agreement or any Accrued Obligations, (y) does not impose any additional post-employment restrictions not contained in this Agreement on Executive, and (z) is provided by the Company to Executive by the 15th day following the date of Executive’s Separation from Service (the "Release"), which cannot be revoked in whole or part by such 60th day (the date that the Release can no longer be revoked is referred to as the "Release Effective Date").

(iv) For purposes of this Agreement, "Accrued Obligations" are (i) any accrued but unpaid portion of the applicable Base Salary, plus any accrued but unused vacation time and unpaid expenses (in accordance with Section 2(d) and hereof) that have been earned by Executive as the date of such termination, and (ii) any other obligation to Executive under the then-applicable terms of this Agreement and any other written agreement, plan or arrangement with the Parent, the Company or any of their affiliates (e.g., indemnification rights, vested stock options, retirement plan accounts).

(v) For purposes of this Agreement, and subject to applicable state and federal law, termination of employment by the Company on account of the Executive's "Disability" shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. Whenever Severance Benefits or Change in Control Severance Benefits are payable to Executive hereunder during a time when Executive is partially or totally disabled, and such Disability would entitle him to disability income payments according to the terms of any plan or policy now or hereafter provided by the Company, the Severance Benefits or Change in Control Severance Benefits payable to Executive hereunder shall be inclusive of any such disability income and shall not be in addition thereto, even if such disability income is payable directly to Executive by an insurance company under a policy paid for by the Company.

(vi) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Executive's consent: (1) a material reduction in Executive's Base Salary; (2) a material reduction in the Executive's duties, authority and responsibilities relative to the Executive's duties, authority, and responsibilities in effect immediately prior to such reduction; (3) the relocation of Executive's principal place of employment, without Executive's written consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; (4) any material breach by the Company (or any of their successors) of this Agreement or any other material written agreement of the Company or any successors; or (5) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors shall have assumed all duties and obligations of the Company under the Agreement; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (a) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the date that he first becomes aware of the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (b) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period"); (c) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated and (d) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(b) TERMINATION BY THE COMPANY WITHOUT JUST CAUSE OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON COINCIDENT WITH A CHANGE IN CONTROL.
(i) If Executive's employment by the Company is terminated by the Company or any successor entity without "Just Cause" (as defined in Section 6(c)(ii)) (not including termination by virtue of death or Disability) or by Executive for Good Reason within twelve (12) months following the effective date of a "Change in Control" (as defined below), on the date that such termination constitutes a Separation from Service, without regard to any alternative definition thereunder, then in addition to paying or providing Executive with the Accrued Obligations and subject to compliance with Section 6(a)(iii), the Company will provide the following "Change in Control Severance Benefits":

(1) The Company will pay the benefits as described in Sections 6(a)(ii)(1), 6(a)(ii)(2), 6(a)(ii)(3) and 6(a)(ii)(4).

(2) The Company will pay an additional amount equivalent to Executive's full Target Bonus, for the performance year in which Executive's termination occurs. This bonus will be payable subject to standard federal and state payroll withholding requirements and paid in equal installments beginning on the first day of the month following his Separation from Service; provided that any such payments payable before the Release Effective Date shall not be paid until the first payroll following the Release Effective Date; and

(3) Notwithstanding anything to the contrary set forth in any applicable equity incentive plans or award agreements, effective as of Executive's employment termination date, the vesting and exercisability of all unvested time-based vesting equity awards then held by Executive shall accelerate such that all awards become immediately vested and exercisable, if applicable, by Executive upon such termination and all stock options held by Executive shall remain exercisable, if applicable, for twelve (12) months following Executive's termination. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

(ii) For purposes of this Agreement, a "Change in Control means the occurrence of any of the events set forth in clauses (i), (ii) or (iii) with respect to either of the Company or the Parent, or the event set forth in clause (v) with respect to the Company, in each case in the definition of a Change in Control set forth in the Parent's 2017 Equity Incentive Plan, as may be amended from time to time.

(c) TERMINATION FOR JUST CAUSE OR VOLUNTARY TERMINATION.

(i) If Executive's employment is terminated prior to the expiration of the Term for Just Cause or if Executive's employment is terminated as set forth in Section 6(d)(ii) or (iii) hereof (not including a resignation for Good Reason), Executive shall NOT be entitled to receive any Severance Benefits (as defined in Section 6(a)(ii)) or Change in Control Severance Benefits (defined in Section 6(b)(i)) and he will only be entitled to receive any Accrued Obligations.
(ii) For the purposes hereof, the Company shall have "Just Cause" to terminate   Executive's employment hereunder as a result of Executive's gross negligence, willful misconduct, conviction of a felony (including the entry of a plea of nolo contendere) for illegal or criminal behavior in carrying out his duties as required pursuant to the terms of the Agreement. Notwithstanding any other provision contained herein, the Company shall have the right to terminate Executive's employment hereunder without Just Cause, and Executive's remedies hereunder in the event of such termination shall be limited to the Severance Benefits or Change in Control Severance Benefits, as applicable, set forth in Section 6(a)(ii) and 6(b)(i) hereof, and the Accrued Obligations.
(d) EVENTS OF TERMINATION. The Term shall terminate on the earliest to occur of the following events:

(i) the voluntary termination by Executive other than as a result of a resignation for Good Reason (as defined in Section 6(a)(vi));

(ii) the death of Executive or Executive's retirement;

(iii) termination on account of a Disability (as defined above);

(iv) the termination of the Executive by the Company with or without Just Cause (as defined in Section 6(c)(ii)) upon giving written notice to Executive; or

(v) for a termination for Good Reason, immediately upon Executive's full satisfaction of the requirements of Section 6(a)(vi)

(e) SECTION 409A.

(i) Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the "Code") and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A"). Severance benefits shall not commence until the Executive has a "separation from service" (as defined under Treasury Regulation Section 1.409A- 1(h), without regard to any alternative definition thereunder, a "separation from service"). Each installment of severance benefits is a separate "payment" for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a "specified employee" for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive's separation from service, (ii) the Executive's death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption. To the extent that any severance payments or benefits are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of such severance payments and benefits will not be made or begin until the later calendar year.

(ii) It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

7. RESTRICTIVE COVENANTS.

(a) CIIA. As a condition of continued employment, Executive agrees to abide by the Confidential Information and Invention Assignment Agreement, attached as Exhibit A (the "CIIA"). The CIIA may be amended from time to time in accordance with its terms without regard to this Agreement. The CIIA contains provisions that are intended by the parties to survive and do survive termination of the Term.

(b) NON-SOLICITATION AND NON-COMPETITION. Executive and the Company agree that the Company would suffer irreparable harm and incur substantial damage if Executive were to enter into Competition (as defined herein) with the Company. Therefore, in order for the Company to protect its legitimate business interests, Executive agrees as follows:

(i) Without the prior written consent of the Company, Executive shall not, during the period of employment with the Company, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the Business of the Company or accept employment or render services to a Competitor (as defined herein) of the Company as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business that is Competitive with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended; provided, however, the Company acknowledges that Executive currently engages in a number of activities set forth on Exhibit B as long as such permitted activities do not have a material adverse effect on the Executive's performance or this Agreement.

(ii) Without the prior written consent of the Company and upon any termination of Executive's employment with the Company and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, (x) invest or engage in any business that is Competitive (as defined herein) with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended, (y) accept employment with or render services to a Competitor of the Company as a director, officer, agent, employee or consultant unless he is serving in a capacity that has no relationship to that portion of the Competitor's business that is Competitive with the Business of the Company, or (z) solicit, attempt to solicit or accept business Competitive with the Business of the Company from any of the customers of the Company at the time of his termination or within twelve (12) months prior thereto or from any person or entity whose business the Company was soliciting at such time.

(iii) Upon termination of his employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, engage, hire, employ or solicit in any manner whatsoever the employment of an employee of the Company.

(iv) For purposes of this Agreement, a business or activity is in "Competition" or "Competitive" with the Business of the Company if it involves, and a person or entity is a "Competitor", if that person or entity is engaged in, or about to become engaged in, the research, development, design, manufacturing, marketing or selling of a specific product or technology that resembles, competes, or is designed to compete, with, or has applications similar to any product or technology for which the Company has obtained or applied for a patent or made disclosures, or any product or technology involving any other proprietary research or development engaged in or conducted by the Company during the Term of Executive's employment with the Company.

8. SECTION 280G; LIMITATIONS ON PAYMENT.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a "280G Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment provided pursuant to this Agreement (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

(b) Notwithstanding any provision of Section 8(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Just Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 8. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive's right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 8(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9. GENERAL PROVISIONS.

(a) NOTICES. Any notices required hereunder to be in writing shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive's address as listed on the Company payroll or Executive's company-provided email address, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

(b) ENTIRE AGREEMENT. This Agreement, together with Exhibit A, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.
(c) GOVERNING LAW. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Connecticut.

(d) ASSIGNMENT. The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party.

(e) SEVERABILITY. The invalidity of any provision of this Agreement under the applicable laws of the State of Connecticut or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective shall be given such full force and effect as may be permitted by law.

(f) SURVIVAL. The obligations under Sections 3, 4, 6, 7, 8 and 9 shall survive the termination of the Term.

(g) REMEDIES. Executive and the Company recognize that the services to be rendered under this Agreement by Executive are special, unique, and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of Sections 2, 3, 4, and 7 hereof the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, to obtain damages for any breach thereof.

(h) DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party (other than Executive) shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Connecticut and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation, all the costs shall be shared equally. If Executive and the representatives of the other parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of Connecticut or in the United States District Court for the District of Connecticut, to whose jurisdiction for such purposes the Company and Executive each hereby irrevocably consents and submits.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Biohaven Pharmaceuticals, Inc.

By:	/s/Vladimir Coric
Name: Vladimir Coric
Title: Chief Executive Officer

Executive

By:	/s/William Jones, Jr.
Name: William Jones, Jr.

EXHIBIT A
CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT